EXHIBIT 99

PRESS RELEASE DATED July 17, 2009

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2009 SECOND QUARTER RESULTS

NEENAH, WISCONSIN, July 17, 2009 — Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.47 per share for the second quarter ended June 30, 2009, compared with $0.45 per share for the same quarter of 2008.  Results for the current quarter were negatively impacted by a $0.03 per share charge primarily related to acquisition related costs.  Excluding the effect of this charge mentioned above, which is set forth in the attached schedule, “Reconciliation of Non-GAAP Data”, diluted earnings per share would have been $0.50 for the second quarter of 2009 compared to $0.45 per share for the second quarter of 2008.

Net sales were $866.4 million for the second quarter of 2009, an 11.6 percent decrease from $980.0 million for the same period of 2008.  Currency effects reduced net sales by 6.7 percent compared to the second quarter of 2008.  The remaining 4.9 percent decrease in net sales reflects lower unit volume partially offset by a favorable price and mix impact compared to the second quarter of 2008.

“Bemis continues to enjoy strong operating performance in this challenging economic environment,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “Our cost management initiatives have successfully reduced operating costs and generated savings that benefit the bottom line and cash flow.  Our disciplined business model provided margin benefit throughout the second quarter in light of lower raw material costs.  While the soft global economy is reflected in our order volume from certain end markets, the majority of our packaging is sold into the food and beverage markets which tend to benefit from consumer trends toward eating at home.  As global economies improve, we expect to benefit from increased production volumes and continue to benefit from the improvements in our manufacturing operations.”

BUSINESS SEGMENTS

Flexible Packaging

Bemis’ flexible packaging business segment, which represented about 85 percent of total Company net sales this quarter, reported net sales of $733.5 million in the second quarter.  This represents a 9.9 percent decrease compared to net sales of $813.9 million for the second quarter of 2008.  Currency effects reduced net sales by 6.6 percent.  The remaining 3.3 percent decrease in net sales was driven principally by lower unit volumes.  Segment operating profit for the second quarter of 2009 was $102.1 million, or 13.9 percent of net sales.  Segment operating profit for the second quarter of 2008 was $88.9 million, or 10.9 percent of net sales.  The net effect of currency translation and foreign exchange gains decreased operating profit in the second quarter of 2009 by $5.0 million compared to the same quarter of 2008.  Higher operating profit reflects the impact of both lower raw material costs in 2009 and the benefit of cost improvement programs.

Commenting on the flexible packaging segment results, Theisen said, “We have successfully managed our flexible packaging business through this cycle of raw material cost escalation and reduction, capturing the short term benefits as costs declined during 2009 after realizing the short term negative impact as costs increased during 2008.  The improvements that we have made in our flexible packaging business through our World Class Manufacturing program initiatives and other cost management efforts are beginning to appear in the form of higher operating profit now that margin pressures from raw material cost increases have reversed.  I am pleased to report that our European flexible packaging operations continue to deliver record operating profits in 2009, reflecting improved cost management, manufacturing efficiencies, and a higher mix of proprietary product sales.  While the benefit of the lower raw material costs will be reduced in the second half of the year, we expect our operating performance to continue to reflect the improvements in our manufacturing operations.”

Pressure Sensitive Materials

Net sales from the pressure sensitive materials business segment for the second quarter of 2009 were $132.9 million, a 20.0 percent decrease from net sales of $166.1 million in the second quarter of 2008.  Currency effects reduced net sales by 7.1 percent compared to the second quarter of 2008.  This segment reported an operating profit for the second quarter of 2009 of $2.9 million, or 2.2 percent of net sales, compared to the second quarter of 2008 when segment operating profit was $9.1 million, or 5.5 percent of net sales.  Lower volume in each of the product lines in this business segment substantially reduced net sales and operating profit for the second quarter.  The net effect of currency translation and foreign exchange transactions was insignificant to the results of the quarter.

“Performance in our pressure sensitive materials business reflects the current weak global economic conditions,” said Theisen.  “Our European business has been particularly impacted by slower graphic product sales for advertising applications.  Aggressive cost management initiatives implemented earlier this year have successfully reduced operating costs in the face of double digit volume declines in this more cyclical business segment.  Our pressure sensitive products are sold to a broad array of customers, many of whom participate in housing, automotive and advertising markets where demand has been very weak in 2009.  We expect operating margins to be restored once global economic conditions improve.”

Other Costs (Income), Net

For the second quarter of 2009, other costs and income included $4.7 million of financial income, a decrease of $4.1 million compared to $8.8 million for the second quarter of 2008.  This decrease reflects interest income from lower cash balances invested outside of the United States during 2009.  Specifically, cash balances in our Brazilian operations have been applied to debt repayment and used to fund the Huhtamaki rigid packaging acquisition in Brazil this quarter. Other costs and income also included $4.7 million of acquisition related professional fees for the second quarter of 2009.

Capital Structure

Total debt to total capitalization was 26.3 percent at June 30, 2009, compared to 31.5 percent at December 31, 2008.  Total debt as of June 30, 2009 was $592.1 million, a decrease of $94.5 million from the balance of $686.6 million at December 31, 2008.  Strong cash flow from operations of $267.2 million for the first six months of 2009 was primarily driven by concerted efforts to reduce working capital.

Liquidity

As of June 30, 2009, Bemis had available from its banks a $425.0 million revolving credit facility.  This credit facility is used principally as back-up for the Company’s commercial paper program.  As of June 30, 2009, there was $257.6 million of debt outstanding supported by this credit facility, leaving $167.4 million of available credit.  Cash flows from operating activities are expected to continue to provide sufficient liquidity to meet future cash obligations.  In addition to debt repayment, cash flow during the second quarter of 2009 supported $23.1 million of capital expenditures, $23.2 million of common stock dividend payments, a $30.0 million tax-deductible, voluntary pension contribution, and a $43.0 million acquisition in the growing, South American packaging market.

Huhtamaki Acquisition

On June 3, 2009, Bemis announced that it acquired the South American rigid packaging operations of Huhtamaki Oyj, a global manufacturer of consumer and specialty packaging.  This rigid packaging business, which includes three facilities in Brazil and one facility in Argentina, recorded annual net sales of approximately $86 million in 2008, primarily to dairy and food service markets.  The purchase price of $43.0 million was paid with a combination of $32.3 million cash on hand, $1.9 million of debt assumed, and a $8.8 million note payable to the seller.  As of June 30, 2009, $1.5 million remained outstanding on the note payable which is due May 31, 2010.  We expect this acquisition to be modestly accretive to earnings per share in 2009.

Pending Acquisition of Alcan Packaging Food Americas

On July 5, 2009, Bemis announced that it had signed a definitive agreement to acquire the Food Americas operations of Alcan Packaging, a business unit of international mining group Rio Tinto plc (LON: RIO; ASX: RIO), for $1.2 billion.  Management intends to fund the purchase price with a combination of $1.0 billion in debt and $200 million in equity.  Pursuant to the agreement, Bemis will acquire 23 Food Americas flexible packaging facilities in the U.S., Canada, Mexico, Brazil, Argentina, and New Zealand.  These facilities produce flexible packaging for the food and beverage industries.  The transaction is expected to be accretive to diluted GAAP earnings per share (EPS) beginning in 2010.  The transaction is expected to close by the end of 2009, subject to customary closing conditions and regulatory review.

2009 Earnings Outlook

Consistent with management’s practice, guidance does not reflect the impact of charges incurred and yet to be incurred in 2009 related to severance, acquisition related costs, and interest expense or shares issued in connection with the proposed acquisition of the Alcan Packaging Food Americas business.  Management’s guidance also excludes any operating results of the proposed Food Americas acquisition.  Management expects third quarter 2009 diluted earnings per share to be in a range of $0.38 to $0.43 per share.  Guidance for the full year 2009 was revised upward in our July 15, 2009 guidance update to $1.68 to $1.75 per share.  Management continues to expect capital expenditures to be in the $100 million to $110 million range for 2009.

Commenting on the outlook for the year, Theisen said, “We are very pleased with the performance of our business for the first half of the year and have adjusted our total year guidance accordingly.  As we look ahead, the economic environment remains challenging, but we are well positioned to meet our goals.  We look forward to the close of the Alcan Packaging Food Americas transaction and realizing the potential benefits for our shareholders and employees.”

Presentation of Non-GAAP Information

Some of the information presented in this press release reflects adjustments to “As reported” results to exclude certain amounts related to the Company’s workforce reductions and the impact of acquisition related costs.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the Non-GAAP amounts is included with this press release.

New Accounting Pronouncement

FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (FSP EITF 03-6-1)

The calculation of basic and diluted earnings per share for 2008 has been modified to reflect FASB Staff Position No. EITF 03-6-1, effective January 1, 2009.  The 2008 earnings per share for the quarter and the six month period have been recast to reflect the impact of this new accounting guidance to present them on a comparable basis with 2009 results.  The impact of this modification is a $0.01 per share decrease in diluted earnings per share for the second quarter of 2008 and a $0.02 per share decrease in diluted earnings per share for the six month period ending June 30, 2008.

Forward Looking Statements

Unless otherwise expressly stated, Bemis’ quarterly and full-year guidance does not reflect the impact of charges incurred and yet to be incurred for severance, acquisition related efforts, or restructuring programs.

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, unexpected costs associated with completing the acquisition, a failure in our information technology infrastructure or applications, changes in our labor relations, foreign currency fluctuations, changes in working capital requirements, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2008.

Investor Conference Call

Bemis Company, Inc. will webcast an investor telephone conference regarding its second quarter 2009 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

About Bemis Company

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide. Founded in 1858, the Company reported 2008 net sales of $3.8 billion. The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies. Headquartered in Neenah, Wisconsin, Bemis employs about 15,800 individuals in 61 manufacturing facilities in 11 countries around the world.  More information about the Company is available at our website, www.bemis.com.  More information about the pending acquisition of Alcan Packaging Food Americas is also available on our website in our July 5, 2009 press release.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$866,379	$979,959	$1,709,772	$1,927,241

Costs and expenses:
Cost of products sold	688,000	807,422	1,367,361	1,591,735
Selling, general, and administrative expenses	88,718	88,235	177,473	176,979
Research and development	6,533	6,937	12,575	12,765
Interest expense	5,861	11,105	11,884	20,134
Other costs (income), net	(1,230)	(9,141)	3,334	(18,246)

Income before income taxes	78,497	75,401	137,145	143,874

Provision for income taxes	28,800	27,500	50,100	52,300

Net income	49,697	47,901	87,045	91,574

Less: Net income attributable to noncontrolling interests	1,176	1,488	1,814	2,828

Net income attributable to Bemis Company, Inc.	$48,521	$46,413	$85,231	$88,746

Basic earnings per share	$0.47	$0.45	$0.83	$0.86

Diluted earnings per share	$0.47	$0.45	$0.82	$0.86

Cash dividends paid per share	$0.225	$0.220	$0.450	$0.440

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$80,062	$43,454
Accounts receivable, net	453,918	426,888
Inventories, net	413,535	435,667
Prepaid expenses	70,026	76,649
Total current assets	1,017,541	982,658

Property and equipment, net	1,174,724	1,135,482

Goodwill	625,863	595,466
Other intangible assets, net	84,097	80,773
Deferred charges and other assets	29,243	27,935
Total other long-term assets	739,203	704,174

TOTAL ASSETS	$2,931,468	$2,822,314

LIABILITIES

Current portion of long-term debt	$31,293	$18,651
Short-term borrowings	1,632	7,954
Accounts payable	348,629	323,142
Accrued salaries and wages	80,561	63,227
Accrued income and other taxes	25,805	8,807
Total current liabilities	487,920	421,781

Long-term debt, less current portion	559,166	659,984
Deferred taxes	122,899	111,832
Other liabilities and deferred credits	228,141	246,174

TOTAL LIABILITIES	1,398,126	1,439,771

EQUITY

Bemis Company, Inc. stockholders’ equity:
Common stock issued (117,356,131 and 117,130,962 shares)	11,736	11,713
Capital in excess of par value	354,645	345,982
Retained earnings	1,637,947	1,599,178
Accumulated other comprehensive loss	(15,895)	(112,001)
Common stock held in treasury, 17,422,771 and 17,422,771 shares at cost	(498,341)	(498,341)
Total Bemis Company, Inc. stockholders’ equity	1,490,092	1,346,531
Noncontrolling interests	43,250	36,012
TOTAL EQUITY	1,533,342	1,382,543

TOTAL LIABILITIES AND EQUITY	$2,931,468	$2,822,314

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities
Net income	$87,045	$91,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,140	83,752
Excess tax benefit from share-based payment arrangements	(36)	(52)
Share-based compensation	9,574	8,806
Deferred income taxes	8,095	1,362
Income of unconsolidated affiliated company	(641)	(885)
(Gain) loss on sales of property and equipment	273	905
Changes in working capital, net of effects of acquisitions	97,108	(73,094)
Net change in deferred charges and credits	(12,309)	15,575

Net cash provided by operating activities	267,249	127,943

Cash flows from investing activities
Additions to property and equipment	(45,320)	(58,615)
Business acquisitions and adjustments, net of cash acquired	(30,694)
Proceeds from sales of property and equipment	421	1,222

Net cash used in investing activities	(75,593)	(57,393)

Cash flows from financing activities
Proceeds from issuance of long-term debt	1,393	15,773
Repayment of long-term debt	(3,170)	(17,726)
Net borrowing (repayment) of commercial paper	(83,295)	43,750
Net borrowing (repayment) of short-term debt	(26,493)	(26,633)
Cash dividends paid to stockholders	(46,459)	(45,369)
Common stock purchased for the treasury		(26,771)
Excess tax benefit from share-based payment arrangements	36	52
Stock incentive programs and related withholdings	(2,609)	(1,364)

Net cash used by financing activities	(160,597)	(58,288)

Effect of exchange rates on cash and cash equivalents	5,549	11,342

Net increase in cash and cash equivalents	36,608	23,604

Cash and cash equivalents balance at beginning of year	43,454	147,409

Cash and cash equivalents balance at end of period	$80,062	$171,013

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Flexible Packaging operating profit	$102.1	$88.9	$193.4	$167.5

Pressure Sensitive Materials operating profit	2.9	9.1	1.1	20.9

General corporate expenses	(20.6)	(11.5)	(45.5)	(24.4)

Interest expense	(5.9)	(11.1)	(11.9)	(20.1)

Income before income taxes and noncontrolling interests	$78.5	$75.4	$137.1	$143.9

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$733.5	$813.9	$1,448.7	$1,595.5

Operating Profit as reported	$102.1	$88.9	$193.4	$167.5

Non-GAAP adjustments:
Severance costs for reductions in workforce	0.3		1.4

Operating Profit as adjusted	$102.4	$88.9	$194.8	$167.5

Operating Profit as a percentage of Net Sales
As Reported	13.9%	10.9%	13.3%	10.5%
As Adjusted	14.0%	10.9%	13.4%	10.5%

Pressure Sensitive Materials
Net Sales	$132.9	$166.1	$261.1	$331.7

Operating Profit as reported	$2.9	$9.1	$1.1	$20.9

Non-GAAP adjustments:
Severance costs for reductions in workforce			2.6

Operating Profit as adjusted	$2.9	$9.1	$3.7	$20.9

Operating Profit as a percentage of Net Sales
As Reported	2.2%	5.5%	0.4%	6.3%
As Adjusted	2.2%	5.5%	1.4%	6.3%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share as reported	$0.469	$0.449	$0.825	$0.857

Non-GAAP adjustments per share, net of taxes:
Severance costs for reductions in workforce	0.002		0.025
FAS 141(R) acquisition related expenses	0.029		0.084

Diluted earnings per share as adjusted	$0.500	$0.449	$0.934	$0.857